Consent of Independent Registered Public Accounting Firm

The Board of Directors

Nationwide Life Insurance Company:

We consent to the use of our reports for Nationwide VLI Separate Account-5 dated March 9, 2007 and for Nationwide Life Insurance Company and subsidiaries March 1, 2007, included herein, and to the reference to our firm under the heading “Services” in the Statement of Additional Information (SEC File Number 333-121881).  Our report for Nationwide Life Insurance Company and subsidiaries refers to the adoption of the American Institute of Certified Public Accountants’ Statement of Position 03-1, Accounting and Reporting by Insurance Enterprises for Certain Non-Traditional Long-Duration Contracts and for Separate Accounts, in 2004.

/s/ KPMG LLP

Columbus, Ohio

April 25, 2007